Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
APRIL 10, 2013

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
$3.0 BILLION SENIOR NOTES OFFERING
OKLAHOMA CITY, OKLAHOMA, APRIL 10, 2014 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a public offering of $3.0 billion in aggregate principal amount of its senior notes, which the company expects will be issued in three separate series, one maturing in 2019, another maturing in 2022 and the last maturing in 2026.
Chesapeake intends to use the net proceeds from the offering to repay its existing unsecured term loan, redeem its 6.875% Senior Notes due 2018 and purchase the portion of its 9.500% Senior Notes due 2015 that are tendered in its concurrent tender offer for such notes. To the extent that any portion of the net proceeds of the offering is not used as described above, Chesapeake plans to use such net proceeds for general corporate purposes, which may include the purchase, repayment and/or redemption of outstanding indebtedness.
The senior notes are being offered pursuant to a shelf registration statement filed August 7, 2013 with the U.S. Securities and Exchange Commission. Chesapeake intends to list the notes on the New York Stock Exchange after issuance. Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. will act as joint book-running managers for the offering of the notes due 2019. Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Mitsubishi UFJ Securities, (USA) Inc. will act as joint book-running managers for the offering of the notes due 2022 and the notes due 2026. Copies of the prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd floor New York, NY 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com or Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New Jersey, 11717, by telephone at (800) 831-9146 or by email at prospectus@citi.com. An electronic copy of the preliminary prospectus supplement will be available on the website of the Securities and Exchange Commission at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This press release shall not constitute an offer to purchase or a solicitation of an offer to sell Chesapeake’s 9.500% Senior Notes due 2015 in the concurrent tender offer. The concurrent tender offer is being made only by and pursuant to, and on the terms and subject to the conditions set forth in, the Offer to Purchase dated April 10, 2014 and the related Letter of Transmittal.
Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 10th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing, compression and oilfield services businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events, including the expected consummation of the offering described and the use of proceeds therefrom. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties (including those stated in Chesapeake’s Annual Report on Form 10-K for the year ended December 31, 2013), and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information, except as required by applicable law.

INVESTOR CONTACTS:	MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Gary T. Clark, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154